Exhibit 10.3
April 14, 2008
Board of Directors
E Energy Adams, LLC
510 Main Street
Post Office Box 49
Adams, NE 68301
Gentlemen:
We are writing today to outline the business terms under which Headwaters BD, LLC (“Headwaters”) will be engaged to act as financial advisor to E Energy Adams, LLC together with its affiliates and subsidiaries (the “Company”) in connection with its consideration of a possible Transaction (as defined in Attachment A). Please note that Headwaters BD, LLC is a wholly owned subsidiary of Headwaters MB, LLC; references to “Headwaters” may refer to either entity.
Various legal conditions governing our relationship are set forth in Attachment B.
ADVISORY DUTIES
In the course of our engagement, Headwaters will perform such financial advisory and investment banking services for the Company in connection with the proposed Transaction, defined in Attachment A, as are customary and appropriate for advisory services of this type and as you may, from time to time, reasonably request. Specific advisory services relating to the Transaction may include the following:
Transaction
1.
Prepare a Confidential Memorandum describing the Company, operations, management and financial data, based upon information provided by the Company, to facilitate securing and structuring the financing,

2.	Identify and contact appropriate prospective capital providers and / or prospective partners for the Transaction,
3.	Assist and advise the Company in negotiating the terms and structure of a potential Transaction,
4.	Assist the Company and their legal counsel with document preparation in connection with a Transaction,
5.	Provide the Companies with periodic status reports (as requested) and be available to the Companies at all reasonable times to discuss any matters relating to the Transaction, and
6.	Perform other financial advisory services relating to the foregoing as necessary and agreed between the parties.

The Company agrees to use Headwaters as its exclusive financial advisor related to the Transaction alternatives outlined herein. Such fees and services will be priced according to the schedule set forth in Attachment A.
In order to coordinate the efforts to effect Transactions satisfactory to the Company, during the period of our engagement hereunder, neither the Company nor anyone acting on its behalf shall initiate any discussions regarding a Transaction with any person or entity, except through Headwaters. In the event the Company or any of its officers or directors receives an inquiry regarding a potential Transaction, they will promptly inform Headwaters of such inquiry in order that Headwaters may assist the Company in any resulting negotiations and coordinate all activities related to the Transaction.
We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter (including signed attachments), which shall thereupon constitute a binding agreement.

Sincerely,

Headwaters BD, LLC

By:	/s/ Philip W. Seefried Jr.

Philip W. Seefried Jr.
Co-Founder & CFO

Accepted and agreed to by:

By:	/s/ Carl Sitzmann

Title: CEO

Date: April 14, 2008

ATTACHMENT A

FEES FOR SERVICES REFERENCED IN E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th APRIL 2008.
As used in this Attachment, “Transaction” means, whether effected in one transaction or a series of transactions:
(a) any senior secured first lien debt financing commitment in the form of a revolver and / or term debt (a “Senior Debt Financing” Transaction),
(b) any second lien debt, unsecured debt, subordinated debt, or mezzanine debt financing commitment (a “Junior Debt Financing” Transaction),
(c) any equity financing commitment in the form of common stock, preferred stock, redeemable stock, convertible stock, convertible debt, warrants, options, or any other form of equity linked securities (an “Equity Financing” Transaction),
(d) any merger, consolidation, reorganization, or other business combination pursuant to which a material portion of the Company’s business, is combined with that of a third party (a “Merger”),
(e) the acquisition, directly or indirectly, by a third party by way of a tender or exchange offer, negotiated purchase, or pursuant to a plan of reorganization or other means, of a material portion of the then outstanding membership units of the Company (an “Acquisition”),
(f) the acquisition, directly or indirectly, by a third party of a material portion of the assets of, or of any right to a material portion of all of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, or joint venture, or pursuant to a plan of reorganization or other means (an “Acquisition”).
Engagement Fee
Headwaters shall receive a non-refundable cash fee of $25,000 payable upon execution of this agreement which shall be credited to the Success Fee, if such Success Fee is greater than $525,000, upon a successful transaction.
Monthly Fee
Headwaters shall receive a non-refundable cash fee of $10,000 month, with the first month’s fee payable on the 1st of each month thereafter,

ATTACHMENT A

FEES FOR SERVICES REFERENCED IN E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th APRIL 2008.
Success Fee
Concurrent with the closing of a Transaction, Headwaters shall receive Success Fee predicated on the type of Transaction closed. The cash Success Fee for each transaction type is detailed below:
(a) Senior Debt Financing — 1.25% of the Transaction Amount associated with a Transaction described in (a) above,
(b) Junior Debt Financing — 3.0% of the Transaction Amount associated with a Transaction described in (b) above, and
(c) Equity Financing — 7.0% of the Transaction Amount associated with a Transaction described in (c) above.
(d) Merger or Acquisition — 2.50% of the Transaction Amount associated with a Transaction described in (d), (e), or (f) above.
Regardless of the Transaction Amount, the minimum cash Success Fee payable to Headwaters hereunder upon closing of a Transaction shall be $500,000 (“Minimum Success Fee”).
Expense Reimbursement
In addition, the Company agrees to reimburse Headwaters, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with any Headwaters’ activity under this agreement. Such expense reimbursement amounts shall be considered separately from any fees that may be owed by Company to Headwaters. No single expense shall exceed $10,000 without the prior approval of the Company.
TRANSACTION AMOUNT
The Transaction Amount for purposes of calculating Headwaters’ fees for any Transaction contemplated by (a), (b), or (c) above under the definition of the term Transaction in this Attachment A (the “Capital Raise Transaction Amount”) shall be deemed to be the total amount of a financing commitment or available, whether funded at closing or otherwise, provided to the Company at closing.

ATTACHMENT A

FEES FOR SERVICES REFERENCED IN E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th APRIL 2008.
The Transaction Amount for purposes of calculating Headwaters’ fee for a sale of the Company as described in (d), (e), or (f) above under the definition of the term Transaction in this Attachment A (the “Sell Side Transaction Amount”) shall be deemed to be the total amount of cash and the fair market value of other property received or receivable (including amounts paid into escrow) by the Company or a third party, as applicable, and by the officers and shareholders of the Company or a third party, as applicable, from any source in connection with the Transaction. The Transaction Amount will also include the principal amount of any indebtedness used as consideration for a Transaction, including any amounts of Company or shareholder indebtedness assumed by the acquirer and any payments to officers or shareholders of the Company or a third party in connection with the Transaction, including payments under non-competition agreements. For Transactions described in (d), (e), or (f) above under the definition of the term Transaction in this Attachment A that involve a transfer of more than 50% of the capital stock, assets, revenues or income of the Company but less than all of the Company’s business, capital stock, assets, revenues or income, then the Transaction Amount will be deemed to be the valuation implied as if all of the Company’s capital stock, assets, revenues or income had been transferred in the Transaction. If the Company owns real estate which, following the closing of a Transaction, is the subject of a lease by the purchaser of the Company (or is the subject of a lease by the Company if such real estate is spun out to the shareholders in connection with the Transaction), then, in such event, the Transaction Amount shall include the then present fair market value of such real estate, based primarily on market capitalization of such lease payments. The Transaction Amount shall also include any assets (net of related liabilities) used in the Company’s trade or business that are retained by or otherwise transferred to the Company’s owners in a transaction outside the ordinary course of business during the term of Headwaters’ engagement, if such Transaction Amount may be increased by payments related to future earnings, operations, or otherwise; the portion of Headwaters’ fee relating thereto shall be calculated and paid on the date of closing of the Transaction, as determined by the present value of the consideration based upon projections developed in connection with the Transaction.
BANKRUPTCY TERMINATION FEE
In addition to any fees and expenses that may be due payable as provided for herein, upon a Bankruptcy Event (as defined below), the Company shall immediately pay Headwaters a cash fee in the amount of 50% of the Minimum Success Fee (the “Bankruptcy Termination Fee”), The Bankruptcy Termination Fee shall be due in payable in immediately available fund or by wire transfer as directed by Headwaters. As used herein, a “Bankruptcy Event” shall mean (a) the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of assignment for the benefit of creditors; or (b) if, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

ATTACHMENT A

FEES FOR SERVICES REFERENCED IN E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th APRIL 2008.
TERMINATION OF ENGAGEMENT
Headwaters shall act as the Company’s exclusive financial advisor in connection with the proposed Transaction, Any engagement for services contained in this Attachment may be terminated by either the Company or Headwaters 30 days after receipt of written notice to that effect by the other party and, with respect to Headwaters’ termination by the Company, payment in full to Headwaters of all fees payable and reimbursement of all out-of-pocket expenses as described above. Additionally, the termination of this agreement will not affect the matters set out in Attachment B, “Conditions.” In the event that, at any time prior to 24 months following termination of this engagement by either party, the Company enters into a Transaction (or executes a definitive agreement which results in a Transaction), either (i) with any party with which Headwaters has sent offering materials and had discussions on behalf of the Company, or (ii) any party which comes to the attention of the Company as a potential party to a Transaction during the term of this engagement as a result of Headwaters’ activities, or (iii) any party that contacts the Company after termination of this engagement as a result of Headwaters’ efforts on the Company’s behalf then, in any such event, the Company will elect to either (a) engage Headwaters on terms equal to those herein to assist in closing such transaction, or (b) pay Headwaters full compensation with respect to such transaction as if this engagement had not been terminated.
Accepted and agreed to by:
E Adams Energy, LLC

By:	/s/ Carl Sitzmann

Title: CEO

Date:	April 14, 2008

Headwaters BD, LLC

By:	/s/ Philip W. Seefried Jr.

Philip W. Seefried Jr.
Co-Founder & CEO

ATTACHMENT B

CONDITIONS TO E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th DAY OF APRIL 2008
This attachment contains the detailed conditions of the above referenced engagement letter between E Energy Adams, LLC and Headwaters BD LLC.
USE OF INFORMATION
The Company agrees to furnish or cause to be furnished to Headwaters all information and data necessary for Headwaters to perform its duties under this engagement (the “Information”) and will give Headwaters access to the Company’s relevant shareholders and employees, as well as access to the Company’s independent accountants and legal counsel when the situation so requires. The Company hereby represents that the Information so furnished to Headwaters will be correct and complete in all material respects and not misleading. The Company recognizes and confirms that Headwaters will be entitled to use the information and other publicly available information and information in reports and other materials provided by others, and that Headwaters does not assume responsibility for and may rely, without independent verification, on the accuracy, completeness, reasonableness and fairness of any such information.
It is understood that any information or advice rendered by Headwaters or any of its representatives in connection with this engagement is for the confidential use of the Company and its Shareholders and will not be reproduced, disseminated, summarized, described, quoted or referred to or given to any other person at any time, in any manner or for any purpose without Headwaters’ prior written consent.
INDEMNITY AND CONTRIBUTION
The Company agrees to indemnify and hold harmless Headwaters and its affiliates and their respective members, partners, directors, officers, employees, agents, and controlling persons (Headwaters and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, assessments, costs and other liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any transaction contemplated by this letter or the engagement of Headwaters pursuant to this letter.
The Company also will reimburse any Indemnified Party for all reasonable fees and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising there from, whether or not such Indemnified Party is a party and whether or not such claim, action, or proceeding is initiated or brought by or on behalf of the Company.

ATTACHMENT B

CONDITIONS TO E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th DAY OF APRIL 2008
The Company will not be liable under the foregoing indemnification and reimbursement provisions to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expense, is found in a final judgment by a court of competent jurisdiction to have resulted primarily from an Indemnified Person’s bad faith or gross negligence. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Headwaters pursuant to this letter except to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expenses, is found in a final judgment by a court of competent jurisdiction to have resulted primarily from an Indemnified Person’s bad faith or gross negligence.
The Company and Headwaters agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (other than primarily because of an Indemnified Person’s bad faith or gross negligence) then, the Company and Headwaters shall contribute to the losses, claims, damages, judgments, assessments, costs and other liabilities and related expenses for which such indemnification is held unenforceable as is appropriate to reflect (i) the relative benefits to the Company on the one hand and Headwaters on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (ii) the relative fault of the parties, and (iii) other equitable considerations; provided, however, that in no event shall the amount to be contributed by Headwaters exceed the fees actually received by Headwaters under this engagement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and any Indemnified Party shall be deemed to be in same proportion that the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable in such transaction bears to the fees paid or payable to Headwaters under this engagement letter.
CERTAIN ACKNOWLEDGMENTS
The Company acknowledges and agrees that Headwaters has been retained to act solely as financial advisor to the Company and its Shareholders in connection with the
Analysis. In such capacity, Headwaters shall act as an independent contractor, and any duties of Headwaters arising out of its engagement pursuant to this letter shall be owed solely to the Company and its Shareholders. Headwaters may after completion of the services described herein and at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

ATTACHMENT B

CONDITIONS TO E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th DAY OF APRIL 2008
MISCELLANEOUS
This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, and will be binding upon and inure to the benefit of the successors and assigns of the Company and Headwaters: The Company and Headwaters agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by Headwaters hereunder. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.
This agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of both parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of the Company and Headwaters.
The Company also hereby submits to the jurisdiction of the courts of the State of Colorado in any proceeding arising out of or relating to this agreement, including federal district courts located in such state, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action, brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum,
The Company hereby agrees to use its commercially reasonable efforts to place a. reference to Headwaters as the Company’s Financial Advisor in any public announcement of a Transaction which the Company publishes or in which consent of the Company is required for a third party to publish.

ATTACHMENT B

CONDITIONS TO E ENERGY ADAMS, LLC/HEADWATERS BD LLC ENGAGEMENT LETTER DATED 14th DAY OF APRIL 2008
BUSINESS CONTINUITY PLANNING
Per FINRA regulations, Headwaters has developed a Business Continuity Plan (the “Plan”) on how we will respond to events that significantly disrupt our business. Please refer to our website at www.headwatersmb.com for a description of our Plan.
Accepted and agreed to by:
E Energy Adams, LLC

By:	/s / Carl Sitzmann

Title: CEO

Date:	April 14, 2008

Headwaters BD, LLC

By:	/s/ Philip W. Seefried Jr.

Philip W. Seefried Jr.
Co-Founder & CEO